NEWS RELEASE

August 26, 2008

Gulf United Energy Pipeline Environmental Risk and Environmental Impact Permits Issued

(HOUSTON) Gulf United Energy (GLFE:OTCBB) is pleased to report that it  has been advised  that the Environmental Risk and Environmental Impact Permits have been issued for the previously announced natural gas pipeline project on the Yucatan Peninsula.  Gulf United’s interests are held by its 24 percent owned subsidiary Fermaca Gas de Cancun, S.A. de C.V., through its 50 percent interest in Energia YAAX, S.A. de C.V.   The Pipeline project was contemplated in the Company’s previously announced transaction with Cia. Mexicana de Gas Natural, S.A. de C.V. (MGN) establishing the joint venture companies for the Pipeline as well as the previously announced LNG Re-Gasification Facility Project.  The granting of the Environmental Permits by the Environmental Authorities significantly strengthens the position of MGN and moves the company closer to constructing and operating this much needed gas distribution pipeline to the Yucatan Peninsula.

The Pipeline is currently proposed to be a 16 inch diameter, 234 km bi-directional line with a capacity to transport approximately 183 million cubic feet per day of gas either from the existing Mayacan pipeline, owned by Gaz de France, or from the proposed LNG re-gasification facility.  Engineering is underway to increase the diameter of the line to accommodate up to 500 million cubic feet per day, should this be a requirement.   Upon the completion of the Pipeline and the LNG re-gasification facility, gas may be transported to desired locations in the cities of Valladolid, Cancun, Nizuc, and Merida as well as being a net provider of gas back into the Mayacan pipeline.

MGN has advised Gulf United that the estimated cost to complete the Pipeline project is US$140 million and that the estimated cost to complete the LNG project is US$500 million.  A significant portion of the financing has been secured, with additional funds expected to come from a combination of equity and project based debt financing.

Don Wilson, President of Gulf United comments, “We are very pleased that our joint venture companies with our Mexican partners have now been granted these very important Environmental Permits as this validates the extensive work and effort expended by MGN.  The permits give us a clear advantage to bring these projects to the Yucatan Peninsula which is forecasted to be one of the fastest growing regions in Mexico.  As the pipeline and LNG projects continue to develop, we expect the incremental value of our interest to increase, thus being accretive to our investment. We also continue to evaluate possible oil and gas exploration opportunities in the US and abroad in an effort to position the company in both active drilling programs and high-impact opportunities.”

Contact information:   Don Wilson, President
Tel:  (713) 942-6575     Fax:   (713) 583-6435
website: www.gulfunitedenergy.com

email: info@gulfunitedenergy.com

Safe harbor for Forward-Looking Statements:   Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include general economic and business conditions, the ability to acquire and develop specific projects and the ability to fund operations and other factors over which Gulf United Energy, Inc. has little or no control.

GULF UNITED ENERGY, INC.    3555 Timmons, Suite 1510, Houston, TX 77027
Tel:  (713) 942-6575  Fax:   (713) 583-6435   www.gulfunitedenergy.com